EXHIBIT 4.2

STOCKHOLDERS’ AGREEMENT

among

AMPEX CORPORATION

and

EACH OF THE STOCKHOLDERS

IDENTIFIED HEREIN

Dated as of October 3, 2008

i

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of the 3rd day of October, 2008, by and among AMPEX CORPORATION, a Delaware corporation (the “Corporation”), each of the Stockholders (as defined in Article I) that is deemed to have entered into this Agreement pursuant to the Plan (as defined below) as described in Section 7.7 hereof and each Person (as defined below) that hereafter becomes a Stockholder and is required by this Agreement to become a party hereto.

W I T N E S S E T H :

WHEREAS, the Corporation and certain of its Subsidiaries (as defined in Article I) have filed a joint plan of reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York to effect a financial restructuring of the Corporation;

WHEREAS, on or about October 3, 2008 (the “Effective Date”), (i) the Effective Date as provided for in the Plan and the Confirmation Order occurred, and (ii) shares of Common Stock were issued or, in order to allow for the possibility that certain stock issuances are not made until after the Effective Date, deemed to be issued to the Stockholders pursuant to the Plan; and

WHEREAS, pursuant to the Plan, the Stockholders have been deemed to have entered into this Agreement to govern certain rights of the Stockholders and to provide certain other rights and obligations among them;

NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

The following terms shall have the definitions set forth below:

(a) “Affiliate” means: (1) with respect to any Person, any of (a) a director, officer or 5% Owner of such Person, (b) a Family Member of such Person (or a Family Member of any director, officer or 5% Owner of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person or (2) in any event, any Person meeting the definition of “Affiliate” set forth in Rule 405 under the Securities Act. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Agreement” has the meaning set forth in the preamble of this Agreement.

(c) “Bankruptcy Code” has the meaning set forth in the preamble of this Agreement.

(d) “Board” has the meaning set forth in Section 2.1(a) hereof.

(e) “Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in the City of New York.

(f) “ByLaws” means the ByLaws of the Corporation, as in effect from time to time.

(g) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation and all amendments thereto in effect from time to time.

(h) “Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation or any other shares of capital stock or other securities of the Corporation into which such shares of Common Stock shall be reclassified or changed, including, by reason of a merger, consolidation, reorganization or recapitalization. If the Common Stock has been so reclassified or changed, or if the Corporation pays a dividend or makes a distribution on the Common Stock in shares of capital stock, or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of stock and amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled to hold as a result of such change, reclassification, exchange, dividend, distribution, subdivision or combination.

(i) “Corporation” has the meaning set forth in the preamble of this Agreement.

(j) “Designated Holders” means each of the Hillside Investors (acting for this purpose collectively as a single entity) and any other Person who otherwise obtains the right to designate a director from the Hillside Investors pursuant to Section 2.1 hereof.

(k) “Effective Date” has the meaning set forth in the preamble to this Agreement.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(m) “Family Member” of any Person means any spouse, parent, stepparent, sibling, child, stepchild, ancestor or descendant of such Person and any other person (other than a tenant or employee) sharing such Person’s household.

(n) “5% Owner” of any Person means any other Person directly or indirectly owning, controlling or holding at least five percent (5%) or more of the outstanding voting securities, capital stock or equity of such Person.

(o) “Hillside Investors” means the Persons listed under the heading “Hillside Investors” on Schedule B hereto and shall include any Affiliate of any Hillside Investor to whom Shares are transferred.

(p) “Non-Hillside Holders” means any Stockholder who is not a Hillside Investor.

(q) “Organizational Documents” means the Certificate of Incorporation and ByLaws of the Corporation, the Certificate of Designations for the Series A Preferred Stock and any other certificates of designations relating to preferred stock of the Corporation.

(r) “Permitted Transferee” means, with respect to any Person, (i) any other Person directly or indirectly owning, controlling or holding with power to vote a majority of the outstanding voting securities and equity or beneficial interests in such Person, (ii) any other Person a majority of whose outstanding voting securities and equity or beneficial interests are directly or indirectly owned, controlled or held with power to vote by such other Person, (iii) any other Person a majority of whose outstanding voting securities and equity or other beneficial interests are directly or indirectly owned, controlled or held with power to vote by a Person directly or indirectly owning, controlling or holding with power to vote a majority of the outstanding voting securities and equity or other beneficial interests of such other Person with whom affiliate status is being tested, (iv) a trust, limited partnership or limited liability company benefiting solely such Person and/or any Family Member of such Person (or a Family Member of any director or officer of such Person) and (v) any Family Member or other Affiliate of such Person.

(s) “Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, association, trust or joint venture, or a governmental agency or political subdivision thereof.

(t) “Plan” has the meaning set forth in the preamble of this Agreement.

(u) “QPO” means the first underwritten public offering pursuant to an effective registration statement covering a sale of Common Stock to the public, that (A) is led by a nationally recognized investment bank, and (B) results in the Common Stock being listed on a national securities exchange or quoted on NASDAQ.

(v) “Request” has the meaning set forth in Section 3.1(e) hereof.

(w) “SEC” means the United States Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act or the Exchange Act.

(x) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(y) “Series A Preferred Stock” means the series of preferred stock of the Corporation having the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof substantially as set forth in the Form Certificate of Designations annexed to the Plan as Annex [    ].

(z) “Shares” means shares of Common Stock.

(aa) “Stockholders” means the Persons deemed to have entered into this Agreement pursuant to the Plan as further specified in Section 7.7 hereof, including without limitation the Hillside Investors, the Non-Hillside Holders and each party named on Schedule A hereto, and any other Person who is a transferee of Shares, whether from another Stockholder or from the Corporation, who is required by this Agreement to agree to be bound by the terms and conditions of this Agreement. The term “Stockholder” means any one of the Stockholders and, in the case of a Stockholder who is a natural person, the term “Stockholder” also includes such Stockholder’s legal representatives, executors or administrators when the context so requires.

(bb) “Subsidiary” means any Person in which the Corporation, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

(cc) “Tag-Along Transaction” means any transaction or series of transactions involving a Transfer by any of the Hillside Investors or Designated Holders or any transferee of the foregoing as a result of which not less than a majority of the Shares held in the aggregate by the Hillside Investors as of the date hereof are Transferred to a Person who is not an Affiliate of the Hillside Investors, in which individual Non-Hillside Holders may elect in their discretion to participate in accordance with Section 4.2; provided, however, that a “Tag-Along Transaction” shall not include, and none of the rights of the Non-Hillside Holders set forth in Section 4.2 shall be triggered by, a Transfer by the Hillside Investors to any of its Affiliates.

(dd) “Third Party” means a bona fide prospective purchaser of Common Stock in an arm’s-length transaction from a holder of such Common Stock where such purchaser is not, prior to such proposed purchase, a party to the Stockholders’ Agreement or a Permitted Transferee of such holder of Common Stock.

(ee) “Transfer” has the meaning set forth in Section 3.1(a) hereof.

(ff) “Underwritten Public Offering” means a registration under the Securities Act in which securities of the Corporation are sold to an underwriter for reoffering to the public.

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.1. Election of Directors; Number and Composition.

(a) (i) Prior to the issuance of any shares of Series A Preferred Stock, the number of directors constituting the Board of Directors of the Corporation (the “Board”) shall be three (3), in accordance with the Corporation’s ByLaws. Each Stockholder shall vote (or shall cause to be voted) its Shares to elect, and shall take all other actions necessary or required to ensure the election to the Board of, three nominees of the Designated Holders (each, a “Designated Director”), who shall initially be Raymond F. Weldon, Donald L. Hawks III and D. Gordon Strickland. Subject to terms of the Organizational Documents, the Chairman of the Board shall be selected by the Board from the Designated Directors.

(ii) (A) Following the first issuance of the Series A Preferred Stock, the number of directors constituting the Board shall be increased to a number equal to the sum of (x) one plus, (y) two times the number of directors constituting the Board immediately prior to such issuance. Each Stockholder agrees that it shall, to the extent necessary or otherwise requested by the Hillside Investors, vote its Shares and take all other action to effect such increase in the number of Directors and to ensure the election to the Board of the nominees of the holders of the Series A Preferred Stock and the Designated Holders.

(B) The holders of Series A Preferred Stock shall have a right to elect a majority of the Board.

(b) Subject to terms of the Organizational Documents, the Chief Executive Officer of the Corporation shall be appointed by a majority of the Board and shall initially be D. Gordon Strickland (it being understood that the Chief Executive Officer shall not be a third party beneficiary of this Agreement and if any such Person shall cease to serve in that capacity he or she will be removed from the Board as promptly as practicable).

(c) In the event that the Hillside Investors Transfer at least 51% of the outstanding Shares to another Person or group of Persons, the Hillside Investors shall have the right to transfer their right to designate up to three (3) directors of the Corporation to such other Person or group of Persons. Upon any transfer of the right to designate directors pursuant to this Section 2.1(c), (i) the Person to whom such right is transferred shall become a Designated Holder and a party to this Agreement and (ii) the right of the Hillside Investors to appoint directors under Section 2.1(a) shall cease; provided, that the directors designated by the Hillside Investors shall continue in office until the expiration of the term of such directors or until such directors resign or are removed or replaced by the Designated Holder(s) to whom the right to designate such director was transferred (any vacancy caused by a resignation of such a director shall also be filled by a vote of the Designated Holder(s) to whom the right to designate such director was transferred).

(d) In the event that any Designated Holder has not otherwise transferred its right to designate a director or directors of the Corporation to another Person as provided in Section 2.1(c) then, subject to the Organizational Documents, the director or directors designated by such Designated Holder shall continue in office until the expiration of the term of such director or directors or until such director or directors resign, or are removed or replaced by a vote of the requisite amount of holders of the Shares voting together as a single class (any vacancy caused by a resignation of such a director shall also be filled by a vote of the requisite amount of the holders of the Shares voting together as a single class).

(e) The failure of any Designated Holder to fully exercise its designation rights pursuant to this Section 2.1 shall not constitute a waiver or diminution of such right, nor shall it prevent such Designated Holder from fully exercising such rights prospectively. Should any individual designated or elected as a director be unwilling or unable to serve, or otherwise cease to serve (including by means of removal in accordance with the following sentence), the Board shall, promptly upon the request of such Designated Holder who has the right to designate such designee director at the time of such replacement, nominate or elect, as the case may be, a qualified individual recommended by such Designated Holder to replace such designee director; provided, however, that such Designated Holder shall have such right only if and to the extent consistent with the Organizational Documents and the foregoing provisions of this Section 2.1. If any Designated Holder proposes to remove its designated director, such Designated Holder and the other Stockholders agree, promptly upon any request from such Designated Holder, to cooperate in effecting such removal (including, without limitation, voting all Shares held by such Stockholders on any action necessary to effect such removal) and taking any actions necessary to fill any resulting vacancy in accordance with the preceding sentence.

SECTION 2.2. Board Committees. Any committee that is established by the Board shall, at the option of the Designated Holders, and subject to the terms of the Organizational Documents, include the individuals designated to the Board by the Designated Holders.

SECTION 2.3. Reimbursement of Certain Expenses. To the fullest extent permitted by applicable law, the Corporation shall, from time to time upon request therefor, promptly reimburse the directors for the reasonable and documented out-of-pocket expenses incurred by them in connection with their attendance of regular, special and telephonic meetings of the Board or, and solely with respect to the directors, of committees established by the Board, and any other activities undertaken by them in their capacity as directors of the Corporation. The foregoing shall be in addition to, and not in lieu of (or in duplication of), any indemnification or reimbursement obligations of the Corporation under the Certificate of Incorporation or Bylaws of the Corporation.

SECTION 2.4. Board and Committee Action. In addition to any requirements specified in the Bylaws of the Corporation, a majority of the directors must be present, in person or by telephone, at every meeting of the Board and a majority of the directors comprising any committee must be present, in person or by telephone, at every meeting of any committee established by the Board, to constitute a quorum. Each director will be provided with notice of every meeting of the Board and every meeting of a committee on which such director serves and if a majority of directors object to the date and time of the meeting, the meeting shall be rescheduled for a new date and time at which time the quorum requirement set forth in the Bylaws of the Corporation and this Section 2.4 shall be applicable. As set forth in the Organizational Documents, each member of the Board shall be entitled to one vote on all matters brought before the Board, and an affirmative vote of a majority of directors present at a meeting where a quorum exists shall be required to approve all actions taken by the Board.

SECTION 2.5. Further Assurances. Each Stockholder agrees to vote, in person or by proxy, all Shares owned by such Stockholder, at any annual or special meeting of Stockholders of the Corporation called for the purpose of voting on the election of directors or by consensual action of Stockholders without a meeting with respect to the election of directors, in favor of the election of the directors designated in accordance with Section 2.1 and against any other matter that is presented to Stockholders for a vote or consent that contravenes this Agreement. Each Stockholder shall vote the Shares owned by such Stockholder and shall take all other actions necessary to ensure that the Certificate of Incorporation and Bylaws of the Corporation do not at any time conflict with the provisions of this Agreement.

SECTION 2.6. Insurance. The Corporation will maintain continuously in effect directors’ and officers’ liability insurance of the type usually maintained by corporations engaged in the same or similar businesses, and such insurance shall contain customary terms (including, without limitation, deductibles and exclusions) and be in amounts that are customarily insured against by corporations engaged in the same or similar businesses. The Corporation shall ensure that each director of the Corporation shall be covered under such insurance.

ARTICLE III

TRANSFERS OF SHARES

SECTION 3.1. General.

(a) Restrictions on Transfer. No Stockholder shall transfer in any manner whatsoever, including by way of sale, transfer, assignment, conveyance or other disposition, including without limitation by merger, operation of law, whether voluntarily or involuntarily (other than a sale, transfer, assignment, conveyance or other disposition by or to the Corporation, or by any Stockholder for estate planning purposes or pursuant to the laws of descent and distribution, or pursuant to any domestic relations order), any shares of Common Stock or any option, warrant or other right to purchase or acquire shares of Common Stock (such warrant, option, or security being an “Option”) (any such action being a “Transfer”), except as expressly permitted by this Article III, by Section 4.1 or by Section 4.2.

(b) Board Consent. Except as permitted by Section 3.1(c) below, no Person shall Transfer any shares of Common Stock to any Third Party without the prior consent of a majority of the Board of Directors, provided, however, such consent shall not be capriciously or arbitrarily withheld.

(c) Permitted Transferees. The restrictions on Transfer set forth in Section 3.1(b) shall not apply to (i) any Transfer by a Hillside Investor of Common Stock or (ii) any Transfer by a Non-Hillside Holder to a Permitted Transferee.

(d) Exchange Act Restrictions. No Person or group of Persons acting together pursuant to a common plan or arrangement shall take any action or make any Transfer in each case, whether voluntary or involuntary, of record, by operation of law or otherwise of Common Stock or any Options to any Person (regardless of the manner in which such Person initially acquired such shares of Common Stock or Options), nor shall the Corporation issue, sell or otherwise transfer any shares of Common Stock or Options to any Person:

(i) if the Corporation reasonably determines that such Transfer would, if effected, result in the Corporation having 300 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any relevant rules promulgated thereunder), unless the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act and any relevant rules promulgated thereunder. Any such prohibited action or Transfer shall be void, unless such Transfer is approved by the Board of Directors; and

(ii) with respect to Transfers of shares of Common Stock, unless the certificates representing such shares bear legends as provided in Section 3.1(f) below, for so long as such legends are applicable, and such transferee (x) shall have executed and delivered to the Corporation, as a condition precedent to any acquisition of shares of Common Stock, an instrument in form and substance satisfactory to the Corporation confirming that such transferee takes such shares of Common Stock subject to all the terms and conditions of this Agreement and (y) agrees to be bound by the terms of this Agreement.

The Corporation shall not transfer upon its books any shares of Common Stock to any Person except in accordance with the Certificate of Incorporation and this Agreement.

(e) Requests for Transfer. (i) In order to provide for the effective policing of these provisions, a potential transferor or transferee who proposes to effect a Transfer, prior to the date of the proposed Transfer, must submit to the Corporation a request in writing (a “Request”) that the Corporation review the proposed Transfer and authorize or not authorize the proposed Transfer pursuant to this Section 3.1. A Request shall be mailed or delivered to (i) the Secretary, General Counsel or Chief Financial Officer of the Corporation, or any of their designees, and (ii) the Chairman of the Board of the Corporation (the “Transfer Request Recipients”), in each case at the Corporation’s principal place of business. Such Request shall be deemed to have been delivered when delivered to the Transfer Request Recipients in accordance with the foregoing sentence. A Request shall include (A) the name, address and telephone number of the proposed transferee, (B) a description of the interest proposed to be transferred by the proposed transferee, (C) the date on which the proposed Transfer is expected to take place, (D) the name of the proposed transferor of the interest to be Transferred, (E) the percentage of the proposed transferor’s total interest to be Transferred, (F) if applicable, reasonably sufficient information (which may, but shall not be required to, include an opinion of counsel) to establish that no registration of such proposed Transfer is required under the Securities Act or any applicable state securities or “blue sky” laws and (G) a request that the Corporation authorize, if appropriate, the Transfer pursuant to the relevant sections of this Section 3.1 and inform the proposed transferor and transferee of its determination regarding the proposed Transfer. Within five (5) Business Days of receipt of any Request, the Transfer Request Recipients shall seek to obtain the Board’s authorization or denial of the proposed Transfer described in the Request; provided, however; that (1) if the Transfer Request Recipients do not obtain the authorization or denial of the proposed Transfer within such five (5) Business Days, such Transfer shall be deemed to be authorized hereunder, and (2) if, based on the Board’s denial, the Transfer Request Recipients deny such proposed Transfer under subclause (c) or (d) of this Section 3.1 then, upon the further request of the potential transferor, the Board shall call a special meeting as soon as practicable, and in any case within fifteen (15) days after receipt by the Transfer Request Recipients of a Request, and shall act to determine whether to authorize the proposed Transfer described in the Request. The Board shall conclusively determine whether to authorize the proposed Transfer, in its discretion and judgment (which discretion and judgment shall be limited to the same bases as are set forth above under subclause (c) or (d) of this Section 3.1 with regard to the Transfer Request Recipients), and shall immediately inform the proposed transferee or transferor making the Request of such determination; provided, however, that in no event shall the potential transferor be permitted to challenge a decision made by the Board to deny a Transfer pursuant to subclause (b) of this Section 3.1.

(ii) Authorization of Transfer of Capital Stock. Notwithstanding anything to the contrary set forth in Section 3.1(d)(i), to the extent permitted by law, the Transfer Request Recipient shall authorize a Transfer of shares of Common Stock that would result in the Corporation having 300 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any rules promulgated thereunder) if the Board has approved such a Transfer. The Transfer Request Recipient and the Board shall authorize (A) a Transfer by a stockholder to another stockholder or (B) a Transfer of all shares owned by the proposed transferor to a single Person who is treated as a single record holder under the Exchange Act. For the avoidance of doubt, the Transfer Request Recipient and the Board shall approve the Transfers in the order in which the Requests are received; provided, however, that in the event that the Corporation denies a Request to Transfer any shares of Common Stock, prior to approving any subsequent Request to Transfer any shares of Common Stock, the Corporation shall provide prior notice to any stockholders who were previously denied their Request and a reasonable period of time for any such stockholders to make subsequent Requests to Transfer their shares, which subsequent Requests shall be approved in the order in which the initial Requests were previously received.

(f) Legend on Certificates. (i) All certificates for shares of Common Stock shall conspicuously bear the following legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED PURSUANT TO THE CERTIFICATE OF INCORPORATION OF THE CORPORATION TO THE EFFECT THAT THE VOTING RIGHTS OF CERTAIN HOLDERS OF THE CORPORATION’S SECURITIES MAY BE NULLIFIED IN THE EVENT OF AN INQUIRY OR DETERMINATION BY THE U.S. DEPARTMENT OF DEFENSE REGARDING FOREIGN OWNERSHIP OF THE CORPORATION AND ITS POSSIBLE EFFECTS ON NATIONAL SECURITY.

(ii) In addition to the legends required by Section 3.1(f)(i) above, all certificates for shares of Common Stock shall conspicuously bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VARIOUS CONDITIONS INCLUDING, CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER AS SET FORTH IN THE CORPORATION’S CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), AND THE STOCKHOLDERS’ AGREEMENT DATED AS OF OCTOBER 3, 2008 AMONG THE CORPORATION AND THE STOCKHOLDERS NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME (THE STOCKHOLDERS’ AGREEMENT). NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION AND STOCKHOLDERS’ AGREEMENT, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

In the event that any shares of Common Stock shall be registered under the Securities Act, the Corporation shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such stock without the first legend required by Section 3.1(f)(i) endorsed thereon. In the event that the Common Stock shall cease to be subject to the restrictions on transfer of this Article III, the Corporation shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such stock without the legend required by Section 3.1(f)(ii) endorsed thereon.

(g) Authority of Board of Directors to Interpret. Prior to a QPO or Underwritten Public Offering, nothing contained in this Article III shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation’s status as a non-reporting company under the Exchange Act.

(h) Merger Transactions. Notwithstanding any other provisions of this Agreement to the contrary, the Corporation may enter into an agreement to consolidate with or merge with or into any other corporation if such agreement is approved by the requisite vote of the holders of a majority of the outstanding shares of Common Stock, or as otherwise provided in the General Corporation Law of the State of Delaware or any other applicable laws.

(i) Termination. The provisions of this Article III shall terminate upon the earlier to occur of (i) a QPO and (ii) the prior approval by the holders of at least a majority of the outstanding shares of Common Stock.

ARTICLE IV

DRAG SALE; TAG-ALONG TRANSACTION

SECTION 4.1. Drag Sale.

(a) At any time prior to the consummation of a QPO or an Underwritten Public Offering that Hillside Investors holding a majority of the outstanding Shares propose a sale of the Corporation, which sale may be structured as a stock sale, stock exchange, merger, consolidation, amalgamation, asset sale or similar transaction (a “Drag Sale”), such Hillside Investors shall be entitled to deliver notice, which shall include the name of the parties to the Drag Sale, a summary of the material terms and conditions of the Drag Sale, and the proposed amount and form of consideration and the terms and conditions of payment contemplated by the Drag Sale to each of the Non-Hillside Holders, that it desires the Non-Hillside Holders to enter into agreements with one or more Persons that would result in a Drag Sale, whereupon, if the condition set forth below in Section 4.1(c) has been satisfied: (A) all Hillside Investors, Non-

Hillside Holders and the Corporation (as applicable) shall consent to and raise no objections against the Drag Sale and (B) if the Drag Sale is structured as (1) a merger, consolidation or sale of substantially all the assets of the Corporation, each Hillside Investor and Non-Hillside Holder shall vote in favor of such merger, consolidation or sale of substantially all the assets of the Corporation, hereby waives any dissenter’s rights, appraisal rights or similar rights in connection with such merger, consolidation or sale of substantially all the assets of the Corporation and hereby instructs the Board to vote in favor of such Drag Sale or (2) if the Drag Sale is structured as a sale or issuance of shares of capital stock, each Hillside Investor and Non-Hillside Holder shall, and hereby agrees to, sell their Shares on the terms and conditions of the Drag Sale and hereby waives preemptive or other rights with respect to any share issuance to be effected herewith. Each Hillside Investor and Non-Hillside Holder shall take all necessary and desirable actions in connection with the consummation of the Drag Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Drag Sale.

(b) At the closing of any Drag Sale pursuant to this Section 4.1, each Hillside Investor and Non-Hillside Holder shall deliver, against payment of the purchase price therefor, certificates (or evidence thereof) representing his, her or its Shares, duly endorsed for Transfer or accompanied by duly endorsed stock powers, evidence of good title to the Shares, the absence of liens, encumbrances and adverse claims with respect thereto and such other documents as are deemed reasonably necessary by the Hillside Investors and the Corporation for the proper Transfer of such Shares on the books of the Corporation.

(c) No Non-Hillside Investor shall be required to sell any Shares under Section 4.1(a) above unless the total consideration per Share payable to Non-Hillside Investors in the proposed Drag Sale is equal to the total consideration per Share paid to each Hillside Investor. Notwithstanding anything contained in this Section 4.1, in connection with any Drag Sale, no Non-Hillside Investor shall be required to make any representations or warranties (except as they relate to his or her ownership of and authority to sell the Shares) or covenants, or to provide any indemnity, except for (i) indemnification related to breaches of the foregoing representations and warranties and (ii) any other indemnity agreed to by any Hillside Investor (other than relating to a breach of representations and warranties by such Hillside Investor); provided, that (A) in the case of clause (ii) above, each Non-Hillside Investor’s obligation shall be on a pro rata basis in proportion to its interest in the Corporation and (B) in no event shall any Non-Hillside Investor be held liable under either clause (i) or (ii) above for any amount in excess of the net proceeds received by such Non-Hillside Investor in connection with any such Drag Sale.

SECTION 4.2. Tag-Along Transaction.

(a) If, prior to the consummation of a QPO, any Hillside Investor, Designated Holder or any transferee of any Hillside Investor or Designated Holder (each, a “Tag Transferor”) desires to effect a Tag-Along Transaction, the Tag Transferor shall give written notice to the Non-Hillside Holders with a copy to the Corporation, offering Non-Hillside Holders the option to participate in such Tag-Along Transaction (a “Sale Notice”) on the terms and conditions set forth in the Sale Notice (and, in any event, on the same terms and conditions as the

Tag Transferor). The Sale Notice shall include the name of the parties to the proposed Tag-Along Transaction, a summary of the material terms and conditions of the proposed Tag-Along Transaction, and the proposed amount and form of consideration and the terms and conditions of payment contemplated by the proposed Tag-Along Transaction. Each Non-Hillside Holder may, by written notice to the Tag Transferor delivered within thirty (30) days of the date of the Sale Notice, elect to sell in such Tag-Along Transaction, on the terms and conditions approved by the Tag Transferor, which terms and conditions shall be the same as those on which the Tag Transferor’s Shares are to be sold and shall be consistent with the terms and conditions set forth in the Sale Notice (subject to any rights, privileges and preferences (including dividend rights) to which the holders of any shares of preferred stock are entitled under the Certificate of Incorporation (or other documentation governing the terms of any such shares); provided, that if such proposed transferee desires to purchase an amount of Shares that is less than the aggregate amount of Shares proposed to be transferred by the Tag Transferor and the Non-Hillside Holders in the Tag-Along Transaction, then the Tag Transferor may elect to (A) cancel such Tag-Along Transaction with respect to itself and each Non-Hillside Holder or (B) sell, and upon such election to sell, each Non-Hillside Holder shall be permitted to sell only that number of Shares equal to the product of (x) the total number of Shares subject to the proposed Tag-Along Transaction and (y) such Stockholder’s proportionate percentage of Shares. No transfer permitted under this Section 4.2 shall be subject to the requirements of Article III or Section 4.2 hereof, and in no event shall any Non-Hillside Holder have any rights under this Section 4.2 or otherwise with respect to a sale by any Tag Transferor of any debt or equity securities of the Corporation other than the Shares (including without limitation, Shares issued upon exercise of any Options or as dividends or distributions). In connection with any Tag-Along Transaction, no Non-Hillside Investor shall be required to make any representations or warranties (except as they relate to his or her ownership of and authority to sell the Shares) or covenants, or to provide any indemnity, except for (i) indemnification related to breaches of the foregoing representations and warranties and (ii) any other indemnity agreed to by any Hillside Investor (other than relating to a breach of representations and warranties by such Hillside Investor); provided that (A) in the case of clause (ii) above, each Non-Hillside Investor’s obligation shall be on a pro rata basis in proportion to its interest in the Corporation and (B) in no event shall any Non-Hillside Investor be held liable under either clause (i) or (ii) above for any amount in excess of the net proceeds received by such Non-Hillside Investor in connection with any such Tag-Along Transaction. The election by any Non-Hillside Investor to sell or not to sell all or any portion of his or her Shares in any Tag-Along Transaction shall not adversely affect his or her right to participate in any other Tag-Along Transaction.

(b) Upon the closing of the sale of any Shares pursuant to Section 4.2(a), each Tag Transferor and Non-Hillside Holder shall deliver at such closing, against payment of the purchase price therefor, certificates or other documentation governing the terms of any such Shares (or other evidence thereof acceptable to the transferee of such Shares) representing their Shares to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, evidence of good title to the Shares to be sold, the absence of liens, encumbrances and adverse claims with respect thereto and such other documents as are deemed reasonably necessary by the Tag Transferor and the Corporation for the proper Transfer of such Shares on the books of the Corporation.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1. Access to Information; Reports.

(a) The Corporation will, and will cause its Subsidiaries to, provide each director with access to all information made available by the Corporation to any other director of the Corporation in his or her capacity as a director, on the same terms and subject to the same limitations and restrictions, if any (and no others) as shall apply to such other directors.

(b) Without limitation as to Section 5.1(a), the Corporation will, and will cause its Subsidiaries to, provide to each holder of Shares, as soon as available and in any event no later than 120 days after the end of each fiscal year, a true and complete copy of the consolidated balance sheet and the related consolidated statements of operations, shareholders’ equity and cash flows of the Corporation and its Subsidiaries as of and for the fiscal year then ended, together with the notes relating thereto, all in reasonable detail and accompanied by a report thereon by independent public accountants of recognized national standing, which report shall be unqualified as to scope of audit and shall state that such consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of the Corporation and its Subsidiaries as of the dates thereof and for the fiscal year then ended in accordance with generally accepted accounting principles consistently applied. The information described in this Section 5.1 shall be subject to the confidentiality and use restrictions set forth in Section 5.4.

SECTION 5.2. Certificate of Incorporation and Bylaws. The Stockholders acknowledge and agree that in connection with entering into this Agreement (as provided in Section 7.7), the Certificate of Incorporation, the Bylaws of the Corporation and the Certificate of Designations for the Series A Preferred Stock shall be as set forth in Exhibits A, B and C hereto. If and to the extent that any provision of this Agreement conflicts with or is inconsistent with any provision of the Certificate of Incorporation and/or Bylaws of the Corporation, to the extent permitted by law, such provision of the Certificate of Incorporation and/or ByLaws shall be controlling and, to the extent practicable, the conflicting or inconsistent provision of this Agreement shall be construed in a manner consistent with such provision of the Certificate of Incorporation and/or ByLaws .

SECTION 5.3. No Other Voting Agreements. Except as specifically contemplated hereby, no Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares nor shall any Stockholder enter into any shareholder agreements or arrangements of any kind with any Person with respect to any Shares inconsistent with the provisions of this Agreement (whether or not such proxies, voting trusts, agreements or arrangements are with other Stockholders or holders of Shares who are not parties to this Agreement), including but not limited to, agreements or arrangements with respect to the acquisition, disposition, pledge or voting of Shares, nor shall any Stockholder act, for any reason, as a member of a group or in concert with any other Persons (other than Affiliates) in connection with the acquisition, disposition or voting of Shares in any manner which is inconsistent with the provisions of this Agreement.

SECTION 5.4 Confidentiality. Each Stockholder hereby agrees that it will keep strictly confidential and will not disclose, divulge or use for any purpose, other than to hold, vote, dispose and monitor its existing investment in the Corporation, any confidential information obtained from the Corporation pursuant to the terms of this Agreement, unless such confidential information is known or becomes known to the public in general (other than as a result of a breach of this Section 5.4 by such Stockholder or its Affiliates) or is or becomes available to such Stockholder from a source other than the Corporation or its Affiliates (provided, that the Stockholder is not aware that such source is under an obligation to keep such information confidential); provided, however, that a Stockholder may disclose (on a confidential basis) confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with its holding, voting, disposition and monitoring of its existing investment in the Corporation, (b) to any Affiliate, or to any director, officer, employee, partner, member or regulator of such Stockholder or Affiliate in the ordinary course of business, to the extent necessary to hold, vote, dispose and monitor its existing investment in the Corporation, (c) to a potential transferee, to the extent necessary to consummate a sale that is consistent with this Agreement of all or a portion of its investment to such Person, or (d) as may otherwise be required by applicable law or judicial or administrative process; provided, that in the case of disclosure under this clause (d) such Stockholder shall take, at the Corporation’s expense, all reasonable steps requested by the Corporation to minimize the extent of any such required disclosure, and to the extent practicable, await the final outcome of any motion for a protective order that the Corporation may file before disclosing any confidential information.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1. Ownership and Authority. Each Stockholder executing this Agreement, severally and not jointly, represents and warrants that, to the best of its knowledge: (a) as of the Effective Date, such Stockholder is deemed to be the record owner of the number and type of Shares set forth opposite his, her or its name on Schedule A attached hereto, (b) this Agreement has been duly authorized (if such Stockholder is not an individual), executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally and the effect and application of general principles of equity and the availability of equitable remedies) and (c) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and each Stockholder covenants that it shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

SECTION 6.2. No Other Agreements. The Corporation represents and warrants that it is not party to any stockholders’ or voting agreement, other than this Agreement, with any stockholders of the Corporation.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Survival of Agreement; Term. The rights and obligations set forth in this Agreement shall terminate upon the earlier to occur of (i) a QPO and (ii) the prior approval by the holders of at least 51% of the outstanding Shares.

SECTION 7.2. Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified at the number set forth below; (c) three Business Days after deposit in the United States mail postage prepaid by certified or registered mail return receipt requested and addressed to the party to be notified as set forth below; or (d) one Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth below with next-business-day delivery guaranteed, in each case as follows:

(i) in the case of any Stockholder other than the Stockholders listed in this Section 7.2, to such Stockholder at its address or facsimile number set forth in the initial stock ledger of the Corporation;

(ii) in the case of the Corporation, to:

Ampex Corporation

c/o Hillside Capital Incorporated

405 Park Avenue

12th Floor

New York, NY 10022

Ph: (212) 935-6090

Fax: (212) 759-4831

Facsimile No.: (212) 759-4831

Attn: Raymond F. Weldon

(iii) in the case of the Hillside Investors:

Hillside Capital Incorporated

405 Park Avenue

12th Floor

New York, NY 10022

Ph: (212) 935-6090

Fax: (212) 759-4831

Facsimile No.: (212) 759-4831

Attn: Raymond F. Weldon

A party may change its address for purposes of notice hereunder by giving 10 days’ notice of such change to all other parties in the manner provided in this Section 7.2.

SECTION 7.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

SECTION 7.4. Entire Agreement. This Agreement supersedes all prior discussions and agreements among any of the parties hereto (and their Affiliates) with respect to the subject matter hereof and contains the sole entire understanding of the parties with respect to the subject matter hereof.

SECTION 7.5. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of at least the holders of a majority of the outstanding Shares and delivered to each of the Stockholders in accordance with the notice procedures set forth above in Section 7.2.

SECTION 7.6. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

SECTION 7.7. Deemed Execution. On the Effective Date, pursuant to Section 1.42 of the Plan, the Corporation and each holder of New Common Stock (as defined in the Plan) shall be deemed to have entered into this Agreement.

SECTION 7.8. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 7.9. Governing Law; Consent to Jurisdiction and Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine. Each party hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York and any judicial proceeding brought against any of the parties on any dispute arising out of this Agreement or any matter related hereto shall be brought in such courts. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 7.2, or in any other manner permitted by law. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

SECTION 7.10. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. The parties hereby waive, and cause their respective representatives to waive, any requirement for the securing or posting of any bond in connection with any action brought for injunctive relief hereunder.

SECTION 7.11. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

SECTION 7.12. Recapitalization, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, shares of capital stock of the Corporation by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of Shares or any other change in the Corporation’s capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Name: Joel D. Talcott
Title: Vice President & Secretary

HILLSIDE CAPITAL INCORPORATED

By:	/s/ Raymond F. Weldon
Name: Raymond F. Weldon
Title: Managing Director

Schedule A

LIST OF CERTAIN STOCKHOLDERS

Hillside Capital Incorporated	[ ] Shares

[Others – to come]

Schedule B

LIST OF CERTAIN INVESTOR GROUPS

Hillside Investors

Hillside Capital Incorporated

Non-Hillside Investors

Exhibit A

Certificate of Incorporation of the Corporation

1

Exhibit B

Bylaws of the Corporation

2

Exhibit C

Form of Certificate of Designations